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                                                                   EXHIBIT 10(t)

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT (the "Agreement"), dated Jan 1, 2000, by and between Rainbow Technologies, Inc., a Delaware corporation, with offices located at 50 Technology Drive, Irvine, California 92618 (the "Company"), and Abbott Investments, with offices located at 305 Pinnacle Ridge Place, Calgary, Alberta, Canada T3W 6W3 ("Consiilting Firm").

         1        Relationship. The Company agrees to hire Consulting Firm to perform certain services for the Company, and Consulting Firm agrees to assign Shawn Abbott ("Consultant") to perform such services, on the basis of the terms and conditions set forth herein. For purposes of this agreement, Consulting Firm and Consultant are used interchangeably.

         2        Purpose of Agreement. As a condition to, and in consideration for the relationship formed by this Agreement, Consultant acknowledges that the confidential information and inventions of Company are trade secrets and important assets of Company, and agrees to be bound by the terms of this Agreement.

         3        Services to be Performed. Consultant shall work and consult with the Company (the "Services") in connection with the identification of areas of technology and product development that are within the general scope of the Company's product and service.

         4        Compensation. In consideration for the approximately 170 hours per month of Services performed by Consultant pursuant to this Agreement, the Company will pay Consulting Firm a monthly consulting fee in the amount of $US 11,666.67, payable monthly upon the receipt of each invoice. Also, Consultant will be paid an annual consulting incentive based upon specific goals. Compensation will be adjusted annually according to the Company's consulting policies.

         5        Expenses. The Company shall reimburse Consultant or otherwise provide for or pay for all reasonable expenses incurred by Consultant in furtherance of or in connection with the business of the Company, including, but not by way of limitation, (i) all reasonable expenses incurred by Consultant in accordance with the Company's travel policy, as established by the Board; and
(ii) all reasonable expenses in connection with Consultant's attendance at trade and professional conferences, which are in furtherance of the business of the Company. Consultant agrees that he will furnish the Company with adequate records and other documents for the substantiation of each such business expense.

         6        Term. The term of this Agreement shall be for a period of one
(1) year commencing upon the execution of this Agreement ("Initial Term"). This Agreement shall thereafter automatically continue (the "Succeeding Term") until terminated by either Party in accordance with this Agreement, unless either Party provides written notice of termination to the other party at least ninety
(90) days prior to the termination date. If Company terminates this agreement for reasons other than the Consultant's breach of the terms and conditions of this Agreement, Company will pay Consultant 12 months consulting fees plus the prior year's consulting incentive ("Termination Fee").

         7        Confidentiality. The information and materials set forth in
Section 7.1, 7.2, 7.3 and 7.4 (collectively referred to as "Confidential Information"), whether in written, oral, magnetic, photographic, optical or other form and whether now existing or developed or created during the period of Consultant's relationship or engagement with Company, excepting information obtained from general or public sources, are proprietary to Company and are highly confidential in nature.

                           7.1      Business Records, Marketing Plans and
Customer Information. All books, records, documents, memoranda and materials, and the information contained therein, relating to the business and finances of Company including, but not limited to: (i) marketing and development plans, forecasts, forecast assumptions, forecast volumes, future plans and potential strategies of Company; (ii) cost objectives, pricing policies and procedures, quoting policies and procedures, and unpublished price lists; (iii) licensing policies, strategies and techniques; (iv) customer lists, names of past, present and prospective customers and their representatives; (v) data and other information about

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or provided by past, present and prospective vendors; (vii) purchasing
Information, orders, invoices, billings, and payment of billings; (viii) past, present and prospective licenses and licensees, the terms and conditions of any licenses or prospective licenses, contracts or prospective contracts; (ix) types of products, supplies, materials and services purchased, leased, licensed and/or sold by Company; (x) past, present and future research and development arrangements; (xi) customer service information; (xii) joint ventures, mergers and/or acquisitions; (xiii) Company personnel policies and procedures, Company personnel files, and the compensation of officers, directors and Consultants of Company; and (xiv) all other confidential business records and trade secrets of Company.

                           7.2      Technology and Manufacturing Procedures. All
books, records, documents, memoranda and materials, and the information contained therein, relating to the technology of Company (whether or not patentable, whether or not protected by copyright, whether developed by or for the Company) including, but not limited to: (i) technology licensed to Company by any third party; (ii) ideas and concepts for existing and new products, processes and services; (iii) specifications for products, equipment and processes, whether technical or financial; (iv) manufacturing and performance specifications and procedures; (v) engineering drawings, flow charts, and graphs; (vi) technical, research and engineering data; (vii) formulations, materials, and material specifications; (viii) laboratory studies and benchmark tests; (ix) laboratory notebooks (or equivalent); (x) plant layout and equipment; (xi) manuals, including service manuals and operation manuals; (xii) quality assurance policies, procedures and specifications; (xiii) feasibility and trade secrets related to the research, engineering, development and manufacturing of Company.

                           7.3      Third Party Information. Any and all other
information and materials in Company's possession or under its control from any other person or entity which Company is obligated to treat as confidential or proprietary.

                           7.4      Not Generally Known. Any and all
Confidential Information not generally known to the public or within the industries or trades in which the Company competes.

         8        General Skills and Knowledge. The general skills and
experience gained by Consultant during Consultant's relationship with Company, and information publicly available or generally known within the industries or trades in which Company competes, is not considered Confidential Information.

         9        Consultant's Obligations as to Confidential Information and
Materials. During Consultant's relationship by Company, Consultant may have access to all or a portion of the Confidential Information and, as such, will occupy a position of trust and confidence with respect to Company's affairs and business. Consultant will take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

                           9.1      Non-Disclosure. During and for a period of
three (3) years after Consultant's relationship with Company, Consultant will not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Consultant's duties with Company. In addition, Consultant will take all reasonable precautions to prevent disclosure of the Confidential Information.

                           9.2      Prevent Disclosure. Consultant will take all
reasonable precautions to prevent disclosure of the Confidential Information in accordance with the Company's reasonable instructions to Consultant.

                           9.3      Return All Materials. Upon termination of
Consultant's relationship with Company, for any reason whatsoever, Consultant will deliver to Company all tangible materials embodying the Confidential Information, including, without limitation, any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information. Consultant may not retain any copies or abstracts of any Confidential Information.

         10       Ideas and Inventions. Consultant agrees that all right, title and interest in or to any and all Inventions are the property of Company. For the purposes of this Agreement, "Inventions" shall mean all techniques, processes, methods, inventions, discoveries, developments, innovations and improvements (i)conceived or made by Consultant, whether alone or with others, in the course of Consultant's

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relationship with the Company, or (ii) conceived or made by Consultant, whether alone or with others, in the course of Consultant's relationship, but which reach fruition by the second (2nd) anniversary of the termination of Consultant's relationship, and which either (a) involve or are reasonably related to the business of the Company or to the Company's actual or planned research or development; or (b) incorporate or are based on, in whole or in part, any of the Confidential Information. Consultant agrees to promptly disclose all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of its interests in the Inventions, such as by executing documents, testifying, etc. Consultant agrees to execute, acknowledge and deliver any instruments confirming the complete ownership by the Company of such Inventions. Expenses for such assistance shall be paid by the Company. Consultant's time for such assistance shall be compensated at the rate, and subject to the limitations, set forth in Section 4 above. No additional compensation shall be paid to Consultant for any Ideas or Inventions.

         11       Work for Hire. The Company and Consultant agree that the work product of Consultant in performance of Services required by this Agreement, including, without limitation, reports, information, data, documents, marketing plans, marketing information, brochures, market studies and press materials, shall be the exclusive property of the Company and shall be deemed a "work for hire." No work product of Consultant shall be deemed to fall within any other classification which would result in ownership rights of any description concerning such materials vesting in Consultant. In the event any ownership rights in Consultant's work product are deemed to vest in Consultant, Consultant hereby assigns all such rights to the Company. Consultant agrees that any materials produced by Consultant in the course of performing Services under this Agreement shall not be the subject of an application for copyright, perfection of copyright or patent by or on behalf of Consultant and that Consultant shall cooperate with the Company in any application for copyright or patent it deems appropriate concerning any materials produced pursuant to this Agreement.

         12       Restrictive Covenants.

                           12.1     Consultant acknowledges that (i) the
Company's business is all aspects of designing, manufacturing, marketing, licensing, maintaining and supporting security related computer equipment and software products for various needs, including but not limited to the Internet, corporate networks and communications networks, and consulting services relating thereto, and (ii) fulfillment of the obligations hereunder will result in Consultant becoming familiar with the business affairs of the Company and any present or future parent, subsidiary and/or affiliate.

                           12.2     Covenant Not to Compete. In consideration
for the compensation, and as a condition to the performance by the Company of all obligations under this Agreement, Consultant agrees that during the Initial Term or any Succeeding Terms of this Agreement and for the period from the date of termination of Consultant's employment through the second (2nd) anniversary of such date, Consultant shall not directly or indirectly through any other person, firm or corporation compete with or be engaged in the same business or "participate in" any other business or organization which during such period competes with or is engaged in the same business as the Company. The term "participate in" shall mean: "directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name." Notwithstanding the foregoing, it shall not be a breach of the provisions of this Section 12 if, after the term of this Agreement, Consultant is a passive investor in any publicly held entity and Consultant owns three (3%) percent or less of the equity interests therein.

                           12.3     Solicitation of Employees. Consultant agrees
that during the Initial Term, and all Succeeding Terms, and for a period of one
(1) year thereafter, Consultant shall not induce or influence, or seek thereto, any person who is engaged as an employee, agent, consultant or otherwise of the Company to terminate his or her engagement or employment with the Company or to engage or otherwise participate in a business activity, directly or indirectly, competing with the business of the Company.

                           12.4     Restrictive Covenants Necessary and
Reasonable. Consultant agrees that

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the provisions of this Section 12 are necessary and reasonable to protect the
Company in the conduct of its business. If any restriction contained in this
Section 12 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

         13       Independent Contractor Status. It is specifically agreed and understood that in performing the services herein, Consultant is acting as an independent contractor and not as an employee of the Company. Furthermore, nothing contained in this Agreement shall be construed to create the relationship of partnership, joint venture or any other relationship between the parties hereto other than the relationship of independent contractor.

         14       Taxes. Consultant shall be solely liable for any and all
applicable taxes, including but not limited to sales, use, gross receipts, value-added, excise, property or income, and penalties, levied or imposed, by any federal, national, state, provincial or local governments, or any subdivision of the foregoing related to this Agreement.

         15       Indemnification. Consultant shall indemnify, defend and hold harmless the Company with respect to any claim, debt or liability to the extent that it is associated with any Canadian tax liability arising from this Agreement including, but not limited to, sales tax, excise tax, payroll taxes, El, CCP income tax and GST.

         16       Injunctive Relief. Consultant, recognizing that irreparable injury shall result to Company in the event of Consultant's breach of the terms and conditions of this Agreement, agrees that in the event of his breach or threatened breach, Company shall be entitled to injunctive relief restraining Consultant, and any and all persons or entities acting for or with Consultant, from such breach or threatened breach. Nothing herein contained, however, shall be construed as prohibiting Company from pursuing any other remedies available to it by reason of such breach or threatened breach.

         17       Assignment. This Agreement is for the personal services of
Consultant only, and not for any other individual or entity. As such, this Agreement is not assignable by Consultant under any circumstances and Consultant hereby agrees that this restriction is reasonable in view of the services performed by him. Consultant agrees that the Company may assign this Agreement. If this assignment is the result of a merger of other business combination, the Termination Fee will increase by 50%.

         18       Miscellaneous.

                           18.1     Notices. Any and all notices, demands,
requests or other communication required or permitted by this Agreement or by law to be served on, given to, or delivered to any Party hereto by any other Party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the Party to be notified, or in lieu of such personal delivery, when deposited in the mail, registered or certified mail, return receipt requested, or when confirmed as received if delivered by overnight courier, addressed to the to the Party to be notified, at the address of the Company at its principal office, as first set forth above, or to Consultant at the address as first set forth above. The Company or Consultant may change the address in the manner required by law for purposes of this paragraph by giving notice of the change, in the manner required by this paragraph, to the respective Parties.

                           18.2     Amendment. This Agreement may not be
modified, changed, amended, or altered except in writing signed by Consultant or his duly authorized representative, and by a, authorized officer of the Company.

                           18.3     Governing Law. This Agreement shall be
interpreted in accordance with the laws of the State of California. It shall inure to the benefit of and be binding upon the Company, and its successors and assigns. Consultant expressly consents to the personal jurisdiction of the state and federal courts located in the State of California, County of Los Angeles for any claims, suits or actions arising from or related to this Agreement.

                           18.4     Attorney's Fees. Should any litigation or
arbitration be commenced between

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the Parties to this Agreement concerning any provision of this Agreement, the expense of all attorneys' fees and other costs incurred in connection therewith shall be paid by the losing Party.

                           18.5     Severability. Should any provision or
portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

                           18.6     Entire Agreement. This Agreement constitutes
the sole and only agreement of the Parties hereto respecting the subject matter hereof. Any prior agreements, promises, negotiations, or representations concerning its subject matter not expressly set forth in this Agreement, are of no force and effect.

                           18.7     Counterparts. This Agreement and any
certificates made pursuant hereto, may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all Parties hereto notwithstanding the fact that all Parties are not signatory to the original or to the same counterpart.

                           18.8     Section Headings. The Article and Section
headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

         RAINBOW TECHNOLOGIES, INC.

By: /s/ Walter Straub                             /s/ Abbott Investments
    ---------------------------                   -------------------------
    Walter Straub                                 Abbott Investments
    Chief Executive Officer

                                                  /s/ Shawn Abbott
                                                  -------------------------
                                                  Shawn Abbott

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